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                                   Exhibit 3.3


                            CERTIFICATE OF AMENDMENT
                         OF ARTICLES OF INCORPORATION OF
                              MODERN RECORDS, INC.


               Randy Jackson and Johan Grandin certify that:

               1. They are the President and Secretary, respectively, of Modern Records, Inc., a California Corporation.

               2. Article 4 of the Articles of Incorporation is amended in its entirety to read as follows:

                      1. This Corporation is authorized to issue two classes of shares, to be designated common stock and preferred stock, respectively. This Corporation is authorized to issue forty million (40,000,000) shares of common stock and twenty million (20,000,000) shares of preferred stock.

                      2. The Preferred Shares may be issued in any number of series as determined by the Board of Directors. The Board of Directors may by resolution fix the designation and number of shares of any such series.

                      3. The Board of Directors may determine, alter, or revoke the right to, preferences, privileges and restrictions pertaining to any wholly unissued class or series of preferred shares. The Board of Directors may thereafter in the same manner increase or decrease the number of shares of any such series (but not below the

               3. The foregoing amendment of the Articles of Incorporation has been duly approved by the Board of Directors.

               4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with
Section 502 of the California Corporation Code. The number of outstanding shares is Nineteen Million, Six Hundred Eighty Thousand (19,680,000). The number of shares voting in favor of the Amendment equalied or exceeded the vote required. The percentage vote required was more than Fifty Percent (50%).

               I further declare under penalty of perjury that the matters set forth on this Certificate are true and correct of my own knowledge.

Dated:  July 20, 1998                       /s/ Randy Jackson
                                            -----------------------------------
                                            Randy Jackson, President



                                            /s/ Johan Grandin
                                            -----------------------------------
                                            Johan Grandin, Secretary